Exhibit 99.1

FOR MEDICAL AND TRADE MEDIA
08.01.14, London UK

The first once-daily ICS/LABA treatment for asthma
and COPD launches in the UK

GlaxoSmithKline (GSK) and Theravance, Inc (NASDAQ:  THRX) today announce the launch of RELVAR® ELLIPTA® (fluticasone furoate/vilanterol) in the UK, the first inhaled corticosteroid/long acting beta2-agonist (ICS/LABA) combination to provide continuous 24-hour efficacy for the treatment of asthma and chronic obstructive pulmonary disease (COPD) in a practical once-daily dose.1,2,3,4

Relvar is a combination of the inhaled corticosteroid (ICS), fluticasone furoate “FF”,5 and the long-acting beta2-agonist (LABA), vilanterol “VI” (FF/VI)6 and is the first ICS/LABA to launch with both an asthma and COPD indication at the same time. Two strengths of FF/VI have been approved for the treatment of asthma (92/22 mcg and 184/22 mcg) and one strength has been approved for COPD (92/22 mcg). All strengths will be administered once-daily using the Ellipta, a new dry powder inhaler (DPI).1,2

Respiratory disease is a growing problem in the UK with over 5 million people living with asthma and approximately 900,000 people currently diagnosed with COPD.7,8,9 The NHS spends around £1 billion a year treating and caring for people with asthma, and for COPD the costs are estimated to be over £800 million.9,10

Dr. Dominick Shaw, Associate Clinical Professor and Honorary Consultant in Respiratory Medicine at Nottingham Respiratory Research Unit, said: “Asthma and chronic obstructive pulmonary disease are chronic lung diseases that affect millions of people in the UK. They can severely affect a person’s ability to lead a normal life. Both diseases are associated with attacks - exacerbations of the underlying disease, often triggered by infection, where symptoms worsen, breathing becomes even harder and treatment with high dose oral steroids can be required. People with attacks often require an admission to hospital to treat their disease. The mainstay of treatment for improving symptoms and reducing attacks for both asthma and COPD is inhaled medication; the release of Relvar Ellipta is a welcome addition in the fight against these chronic lung diseases.”

Relvar is administered via the straightforward Ellipta inhaler device.1,2,11 Ease-of-use handling studies have shown that over 95% of asthma and COPD patients used the Ellipta inhaler device correctly for the first time and after 6 weeks in COPD patients (99% of patients) and 4 weeks in asthma patients (>99% of patients) were still using the inhaler device correctly.11,12,13 Relvar Ellipta helps meet the goals of asthma and COPD care by helping to manage symptoms, experienced by people living with the condition.3,4,14,15

Dr. Pim Kon, VP & UK Medical Director GSK said, “Asthma and COPD are debilitating conditions affecting more than 5.9 million people in the UK. We are committed to developing respiratory medicines that will enable clinicians to tailor treatment to patients’ needs, and are pleased to make this new medicine available to appropriate patients with asthma and COPD.”

"Launching Relvar Ellipta and making this important new medicine available to patients with asthma or COPD is a significant milestone, which has been built upon many years of research and development,” said Rick E Winningham, Chief Executive Officer of Theravance. “We, like GSK, are proud to make the option of treatment with Relvar Ellipta a reality for appropriate patients in the UK.”

The launch of Relvar Ellipta follows the recent marketing authorisation approval by the European Commission in November 2013.

Relvar Ellipta is priced at £27.80 (92/22mcg) and £38.87 (184/22mcg).16 Further information and resources for HCPs are available from www.relvar.co.uk.

Further information and prescribing information is available at http://hcp.gsk.co.uk/products/relvar/prescribing-information.html

ENDS

For important safety information and contraindications for Relvar Ellipta in the UK please visit: http://hcp.gsk.co.uk/products/relvar/prescribing/safety.html

About Asthma

Asthma is a chronic lung disease that inflames and narrows the airways, causing recurring periods of wheezing, chest tightness, shortness of breath and coughing which often occurs at night or early in the morning.8

Over 5 million people in the UK are currently receiving treatment for asthma: 1.1 million children (1 in 11) and 4.3 million adults (1 in 12).9 Despite medical advances 75% of UK asthma patients still remaining uncontrolled.17

The causes of asthma are not completely understood however key risk factors are inhaled substances that provoke allergic reactions or irritate the airways. These include smoke and allergens like dust mites and pets.8

About COPD

Chronic obstructive pulmonary disease is a term referring to two lung diseases, chronic bronchitis and emphysema, that are characterised by obstruction to airflow that interferes with normal breathing. Approximately 900,000 people are currently diagnosed with COPD and it is the fifth biggest killer in the UK.7 COPD is a complex condition which is hard to identify in its early stages where systems do not exist. Many people are not diagnosed at the early stages of the disease.18

Long-term exposure to lung irritants that damage the lungs and the airways are usually the cause of COPD.19 Cigarette smoke, breathing in second hand smoke, air pollution, chemical fumes or dust from the environment or workplace can all contribute to COPD.19 Most people who have COPD are at least 40 years old when symptoms begin.19

COPD-related exacerbations are typically defined as a sustained worsening of the patient's symptoms from their usual stable state which is beyond normal day-to-day variations, and is acute in onset.20

About Relvar Ellipta

Asthma
Relvar Ellipta is indicated for the regular treatment of asthma in adults and adolescents aged 12 years and older where use of a combination medicinal product (long-acting beta2-agonist and inhaled corticosteroid) is appropriate:
-	patients not adequately controlled with inhaled corticosteroids and 'as needed' inhaled short acting beta2-agonists.1,2
-
one inhalation of Relvar Ellipta 92/22 mcg administered once daily. For patients who are inadequately controlled on Relvar Ellipta 92/22 mcg, the dose can be increased to 184/22 mcg, which may provide additional improvement in asthma control1,2

-	Relvar Ellipta 184/22 mcg should be considered for adults and adolescents 12 years and over who require a higher dose of inhaled corticosteroid in combination with a long-acting beta-agonist.2

COPD
Relvar Ellipta 92/22 mcg is indicated for the symptomatic treatment of adults with COPD with a FEV1<70% predicted normal (post-bronchodilator) with an exacerbation history despite regular bronchodilator therapy.1
-	One inhalation of Relvar Ellipta 92/22 mcg administered once daily.1

GSK – one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer.  For further information please visit www.gsk.com

Theravance – is a biopharmaceutical company with a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. Theravance is focused on the discovery, development and commercialisation of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, and central nervous system (CNS)/pain. By leveraging its proprietary insight of multivalency to drug discovery, Theravance is pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit Theravance’s web site at www.theravance.com.

THERAVANCE® and the Theravance logo are registered trademarks of Theravance, Inc.

GlaxoSmithKline Enquiries:
For further information, or expert spokespeople please contact:
UK Media enquiries:	Chiara Marcelline (Senior Manager, External Communications, GSK)	+44 (0) 20 8990 3900 +44 (0) 20 8990 2144	(London)
	Victoria Bramham (Virgo Health)	+44 (0) 20 8939 1252	(London)
	James Roche (Virgo Health)	+44 (0) 20 8939 1278	(London)

Theravance Inc. Enquiries:
Investor Relations	Michael W. Aguiar	+1 650 808 4100	(San Francisco)
investor.relations@theravance.com

GlaxoSmithKline cautionary statement regarding forward-looking statements
GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK' s operations are described under Item 3.D 'Risk factors' in the company's Annual Report on Form 20-F for 2012.
Theravance forward-looking statements
This press release contains certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the status and timing of clinical studies, data analysis and communication of results, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates, statements concerning the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights and statements concerning expectations for product candidates through development and commercialization and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical studies, the potential that results of clinical or non-clinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies, delays or failure to achieve regulatory approvals for product candidates, risks of relying on third-party manufacturers for the supply of our product and product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 1, 2013 and the risks discussed in our other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.
(THRX-G)

References

1.	Relvar Ellipta (92/22mcg) EU Summary of Product Characteristics [Last accessed: January 2014]
2.	Relvar Ellipta (184/22mcg) EU Summary of Product Characteristics [Last accessed: January 2014]
3.
Bleecker ER, Lötvall J et al. Efficacy of fluticasone furoate FF as a monotherapy and in combination with vilanterol VI over 12 weeks in patients with persistent asthma. European Respiratory Society Annual Congress 2012; Vienna, Austria, 1–5 September: 1-1

4.
Boscia JA et al. Effect of once-daily fluticasone furoate/vilanterol on 24-hour pulmonary function in patients with chronic obstructive pulmonary disease: a randomized, three-way, incomplete block, crossover study. Clinical Therapeutics. 2012; 34(8): 1655-66

5.
Salter M et al. Pharmacological properties of the enhanced-affinity glucocorticoid fluticasone furoate in vitro and in an in vivo model of respiratory inflammatory disease. Am J Physiol. 2007; 293: L660-L667

6.	Slack RJ et al. In vitro pharmacological characterization of vilanterol, a novel long-acting β2-adrenoceptor agonist with 24-hour duration of action. J Pharmacol Exp Ther. 2013; 344: 218-230
7.
British Lung Foundation. Invisible Lives. Chronic Obstructive Pulmonary Disease (COPD) – finding the missing millions, November 2007. Available at http://www.blf.org.uk/Files/94ff4ae1-1858-485f-ae85-a06200ded618/Invisible-Lives-report.pdf [Last accessed: January 2014]

8.
Global Initiative for Asthma. Global strategy for asthma management and prevention [online] 2012. Available from: http://www.ginasthma.org/local/uploads/files/GINA_Report_2012Feb13.pdf [Last accessed: January 2014]

9.	Asthma UK. Asthma facts and FAQs. [online]. Available from: http://www.asthma.org.uk/asthma-facts-and-statistics. [Last accessed: January 2014]
10.
NHS. COPD Commissioning Toolkit. 2012. [online]. Available from: https://www.gov.uk/government/uploads/system/uploads/attachment_data/file/212876/chronic-obstructive-pulmonary-disease-COPD-commissioning-toolkit.pdf [Last accessed: January 2014]

11.
Svedsater H, Dale P, Garrill K, et al. Qualitative assessment of attributes and ease of use of the ELLIPTA™ dry powder inhaler for delivery of maintenance therapy for asthma and COPD. BMC Pulmonary Medicine 2013, 13:72. http://www.biomedcentral.com/1471-2466/13/72

12.
Svedsater H, Jacques L et al. Ease of use of a two-strip dry powder inhaler (DPI) to deliver fluticasone furoate/vilanterol (FF/VI) and FF alone in asthma. Poster presented at European Respiratory Society Annual Congress, Barcelona, Spain, 7-11 September 2013

13.	Riley JH, Maltais F et al. Delivery of umeclidinium/vilanterol using a new twin strip device (ELLIPTA) to COPD patients. Article in Press. 2013
14.
Dransfield MT et al. Once-daily inhaled fluticasone furoate and vilanterol versus vilanterol only for prevention of exacerbations of COPD: two replicate double-blind, parallel-group, randomised controlled trials. Lancet Respiratory Medicine. 2013; 1(3): 210-223. doi:10.1016/S2213-2600(13)70040-7

15.	Bateman ED, et al. Once-daily fluticasone furoate (FF)/vilanterol reduces risk of severe exacerbations in asthma versus FF alone. Thorax 2013 (online first). doi:10.1136/thoraxjnl-2013-203600
16.	Relvar Ellipta Prescribing Information. Available at http://hcp.gsk.co.uk/products/relvar/prescribing-information.html [Last accessed: January 2014]
17.	Fettiplace J et al. Level of asthma control in primary care in the UK as determined by the RCP 3 questions .Thorax 2013;68:A197
18.
England and Wales Department of Health. Facts about COPD. Updated 2010 [online] Available from http://webarchive.nationalarchives.gov.uk/+/www.dh.gov.uk/en/Healthcare/Longtermconditions/COPD/DH_113006 [Last accessed: January 2014]

19.	Global Initiative for Chronic Obstructive Lung Disease (GOLD). Pocket guide to COPD diagnosis, management and prevention [Last accessed: January 2014]
20.	The National Institute for Health and Care Excellence. NICE clinical guideline 101. Chronic obstructive pulmonary disease. Updated 2010